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BANSAL & CO LLP
Chartered Accountants

To the shareholders and the Custodian of
Ameritek Ventures Inc.
Las Vegas, Nevada

Opinion on the Registration Statement Form S-1 Under the Securities Act of 1933

We have reviewed the accompanying financial documents relating to **Ameritek Ventures Inc.** included in the Resigtration Form S-1, the related statements of operations, stockholders' equity (deficit), and cash flows for the periods included in the statemten the related notes (collectively referred to as the "financial statements").

In our opinion, all financial statements present fairly, in all material respects, the financial position of the Company for June 30, 2021 to December 31, 2020, and December 31, 2020 and December 31, 2019, and the results of its operations and its cash flows for the years ended, are in conformity with accounting principles generally accepted in the United States of America.

We hereby give our consent for the Registration Form.

We have served as the Company's auditor since 2021.

Bansal & Co

Bansal & Co. LLP,
New Delhi, India
Date: October 8, 2021
Place: New Delhi